UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Wyndham Worldwide Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2011 ANNUAL MEETING
OF SHAREHOLDERS AND
PROXY STATEMENT

Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054

March 31, 2011

Dear Shareholder of Wyndham Worldwide Corporation,

You are cordially invited to attend the 2011 Annual Meeting of Shareholders to be held on Thursday, May 12, 2011.

The meeting will start at 2:00 p.m. local time at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

I appreciate your continued support of Wyndham Worldwide Corporation and look forward to seeing you on May 12, 2011.

Very truly yours,

Stephen P. Holmes
Chairman and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

March 31, 2011

Date:	Thursday, May 12, 2011
Time:	2:00 p.m. local time
Place:	Wyndham Worldwide Corporation 22 Sylvan Way Parsippany, New Jersey 07054

Purposes of the meeting:

•	to elect two Directors for a three-year term;

•	to hold an advisory vote on executive compensation;

•	to hold an advisory vote on the frequency of the advisory vote on executive compensation;

•	to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2011;

•	to vote on a shareholder proposal, if properly presented at the meeting; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement. Only our shareholders of record at the close of business on March 17, 2011 will be entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, invited representatives of the media and financial community and other guests of Wyndham Worldwide Corporation may attend the meeting.

What to bring:

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a photo identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Record Date:

March 17, 2011 is the record date for the meeting. This means that owners of Wyndham Worldwide common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information About the Notice of Internet Availability of Proxy Materials:

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to all of our shareholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 1, 2011, we will begin mailing a Notice to all shareholders as of March 17, 2011, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called householding. Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Broadridge Financial Solutions, by calling their toll-free number at (800) 542-1061 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders may request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Wednesday, May 11, 2011.
By order of the Board of Directors,

Scott G. McLester
Corporate Secretary

i

WYNDHAM WORLDWIDE CORPORATION

PROXY STATEMENT

The enclosed proxy materials are provided to you at the request of the Board of Directors of Wyndham Worldwide Corporation (Board) to encourage you to vote your shares at our 2011 annual meeting of shareholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our,” and “Wyndham Worldwide” refer to Wyndham Worldwide Corporation and our consolidated subsidiaries.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2011 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders beginning on or about April 1, 2011 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2011 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS

When and where will the annual meeting be held?

The annual meeting will be held on Thursday, May 12, 2011 at 2:00 p.m. local time at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

What am I being asked to vote on at the meeting?

You are being asked to vote on the following:

•	the election of two Directors for a three-year term; nominations for Director must comply with our by-laws including the applicable notice requirements;

•	the approval of our executive compensation program;

•	the frequency of the advisory vote on executive compensation;

•	the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2011;

•	a shareholder proposal regarding elimination of the classified Board, if properly presented at the meeting; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 17, 2011 (record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 171,878,357 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 85,939,179 shares (also known as a quorum), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.

A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy.

If you are a shareholder of record, also known as a registered shareholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call);

•	by Internet at http://www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	if you received (or requested and received) a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under How do I attend the meeting?).

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under How do I attend the meeting?).

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

What if I am a participant in the Wyndham Worldwide Corporation Employee Savings Plan?

For participants in the Wyndham Worldwide Corporation Employee Savings Plan, with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustee on how to vote the shares of our common stock credited to your account, the trustee will vote those shares in proportion to the shares for which instructions are received.

How does the Board recommend that I vote?

The Board recommends the following votes:

•	FOR the election of each of the Director nominees;

•	FOR the shareholder advisory vote to approve our executive compensation program;

•	FOR the advisory vote on executive compensation to be held once EVERY YEAR;

•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2011; and

•	AGAINST the shareholder proposal regarding elimination of the classified Board.

How many votes are required to approve each proposal?

In the election of Directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. In other words, the Director nominees receiving the greatest number of votes will be elected, and abstentions and broker non-votes will have no effect on the outcome of the vote. However, as further described under Shareholder Voting for Election of Directors, under the Board’s Corporate Governance Guidelines, any nominee for Director who receives a greater number of votes withheld than votes for election is required to tender his or her resignation for consideration by the Corporate Governance Committee.

For the proposal regarding the frequency of the advisory vote on executive compensation, the choice (i.e., every year, every two years or every three years) receiving the highest number of votes cast by shareholders will be considered by the Board as the expressed preference of shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

For all other proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention will have the effect of a vote against any of these proposals.

If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of auditors, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the election of Director nominees, the advisory vote on executive compensation, the advisory vote regarding the frequency of the advisory vote on executive compensation and the shareholder proposal. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.

How do I attend the meeting?

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a photo identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?

Phoenix Advisory Partners has been retained to advise and assist in soliciting proxies at a cost of $9,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a shareholder proposal for the 2012 meeting?

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2012 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-Laws. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on December 3, 2011. In general, any shareholder proposal to be considered at next year’s annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 13, 2012 and not later than February 12, 2012. However, if the date of the 2012 Annual Meeting of Shareholders is not within 30 days before or after May 12, 2012, then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2011 Annual Meeting of Shareholders must comply with the requirements of our By-Laws. A shareholder may obtain a copy of our By-Laws on our website or by writing to our Corporate Secretary.

Our Corporate Governance Committee will take into consideration nominees for election to the Board submitted by shareholders in accordance with the criteria and procedures described in this proxy statement under Director Nomination Process. The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a shareholder must comply with provisions of applicable law and our By-Laws.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.WyndhamWorldwide.com under the Investor Relations/Corporate Governance page (which can be reached by clicking on the Investor Relations link followed by the Corporate Governance link) for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the New York Stock Exchange. The Director Independence Criteria are available on the Corporate Governance page of our website at www.WyndhamWorldwide.com.

A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•	Wyndham Worldwide does not currently employ, and has not within the last three years employed, the Director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•	The Director is not currently, and has not within the last three years been, employed by Wyndham Worldwide’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Wyndham Worldwide business).

•	Neither the Director, nor any of his or her immediate family members, is, or has been within the last three years, part of an interlocking directorate in which an executive officer of Wyndham Worldwide serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

•	The Director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Wyndham Worldwide for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The Director currently does not have, or has not had within the past three years, a personal services contract with Wyndham Worldwide or its executive officers.

•	The Director has not received, and such Director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Wyndham Worldwide (other than Board fees).

•	The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Wyndham Worldwide within the last three years gave directly or indirectly through the provision of services more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the New York Stock Exchange. These standards require the Board to affirmatively determine that each Director has no material relationship with Wyndham Worldwide other than as a Director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that the following Directors are independent of us and our management as required by the New York Stock Exchange listing standards and the Director Independence Criteria: Myra J. Biblowit, James E. Buckman, George Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz. All members of the Audit, Compensation and Corporate Governance Committees are independent Directors as required by the New York Stock Exchange listing standards, SEC rules as applicable and the Director Independence Criteria.

The Board follows a number of procedures to review, and if necessary and appropriate, ratify related party transactions. We maintain a written policy governing related party transactions that requires Board approval of related party transactions exceeding $10,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of the Directors determined by the Board to be independent had or has any relationship with us other than as a Director, with the exception of Mr. Mulroney whose law firm, Ogilvy Renault, was retained by us in 2010 to perform de minimis legal services. Other than this relationship, which was determined not to impair Mr. Mulroney’s independence, the Board did not need to consider any Director relationship with us to make its determination of Director independence.

Committees of the Board

The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.

Audit Committee

Responsibilities include:

•	Appoints our independent registered public accounting firm, subject to shareholder ratification, to perform an integrated audit of our consolidated financial statements and internal control over financial reporting.

•	Pre-approves all services performed by our independent registered public accounting firm.

•	Provides oversight on the external reporting process and the adequacy of our internal controls.

•	Reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors and evaluates audit efforts of both, including reviews of reports.

•	Reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and establishes clear hiring policies with respect to employees or former employees of the independent auditor.

•	Reviews the Code of Business Conduct and Ethics and related compliance activities.

•	Establishes procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

All members of the Audit Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that both Pauline D.E. Richards and Michael H. Wargotz are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Wyndham Worldwide’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board on July 13, 2006. The Charter is available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

The Audit Committee is comprised of three Directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. Subject to shareholder ratification, the Audit Committee appoints Wyndham Worldwide’s independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Worldwide’s independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Worldwide’s financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and for assessing the effectiveness of Wyndham Worldwide’s internal control over financial reporting. Deloitte & Touche LLP, Wyndham

Worldwide’s independent registered public accounting firm, is responsible for expressing an opinion on Wyndham Worldwide’s consolidated financial statements and the effectiveness of Wyndham Worldwide’s internal control over financial reporting. The Audit Committee has reviewed and discussed Wyndham Worldwide’s 2010 Annual Report on Form 10-K, including the audited consolidated financial statements of Wyndham Worldwide for the year ended December 31, 2010, with management and with representatives of Deloitte & Touche LLP. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee has also discussed with Deloitte & Touche LLP matters required to be discussed by applicable standards and rules of the PCAOB and the SEC. The Audit Committee has also received from Deloitte & Touche LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

The Audit Committee has also considered whether the permissible non-audit services provided by Deloitte & Touche LLP to Wyndham Worldwide are compatible with Deloitte & Touche LLP maintaining its independence. The Audit Committee has satisfied itself as to the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in Wyndham Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2010.

AUDIT COMMITTEE

Michael H. Wargotz (Chair)
George Herrera
Pauline D.E. Richards

Compensation Committee

Responsibilities include:

•	Establishes executive compensation policy consistent with corporate objectives and shareholder interests.

•	Reviews and approves Chief Executive Officer (CEO) compensation and reviews other senior management compensation.

•	Approves grants of long-term incentive compensation under our compensation plans.

For additional information regarding the Compensation Committee’s processes and procedures, see below under Executive Compensation — Compensation Discussion and Analysis — Compensation Committee Matters.

All members of the Compensation Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Compensation Committee Report is provided below under Executive Compensation. The Compensation Committee Charter is available on the Investor Relations/Corporate Governance page on our website at www.WyndhamWorldwide.com.

Corporate Governance Committee

Responsibilities include:

•	Recommends to the Board nominees for election to the Board.

•	Reviews principles, policies and procedures affecting Directors and the Board’s operation and effectiveness.

•	Oversees evaluation of the Board and its effectiveness.

•	Reviews and makes recommendations on Director compensation.

All members of the Corporate Governance Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Investor Relations/Corporate Governance page on our website at www.WyndhamWorldwide.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, except that the Executive Committee does not have the authority to take any action which legally or under our internal governance policies may be taken only by the full Board.

Committee Membership

The following chart provides the current committee membership and the number of meetings that each committee held during 2010.

	Audit	Compensation	Governance	Executive
Director	Committee	Committee	Committee	Committee
Myra J. Biblowit		M	M

James E. Buckman				M

George Herrera	M		C

Stephen P. Holmes				C

The Right Honourable Brian Mulroney		C	M

Pauline D.E. Richards	M	M

Michael H. Wargotz	C			M

Number of Meetings in 2010	14	7	5	8

M = Member
  C = Chair

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO, Lead Director and other members of management relative to matters of mutual interest and concern to Wyndham Worldwide.

The Board held six meetings during 2010. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

Board Leadership Structure

The Board believes that Wyndham Worldwide’s CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, all of which are essential to effective governance.

One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between strategy review and independent oversight of management.

Lead Director

James E. Buckman, an independent Director who serves as a member of the Executive Committee, was selected by the Board to serve as the Lead Director for all meetings of the non-management Directors. The Lead Director has the responsibility of chairing executive sessions of the non-management Directors and providing feedback from such sessions to the Chairman; chairing meetings of the Board in the absence of the Chairman; and reviewing in advance, in consultation with the Chairman, the schedule and agenda for all Board and Committee meetings as well as materials distributed to the Directors in connection with such meetings.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for the company and the achievement of our business objectives and strategies.

The Board regularly reviews information regarding and risks associated with our finances, credit, liquidity, operations and strategy. The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Corporate Governance Committee oversees the management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board of Directors is regularly informed about our risks through committee reports and management presentations.

While the Board and the committees oversee our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.

Executive Sessions of Non-Management Directors

The Board meets regularly without any members of management present. The Lead Director chairs these sessions.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board, an individual non-management Director or the non-management Directors as a group may do so by writing our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in his discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board’s Corporate Governance Guidelines, Directors are expected to attend our annual meeting of shareholders absent exceptional cause. A majority of our Directors attended our 2010 annual meeting and are expected to attend the 2011 annual meeting.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. In addition, we adopted Business Principles applicable to all our associates, including our CEO, Chief Financial Officer (CFO) and Chief Accounting Officer. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Business Principles that applies to our CEO, CFO or Chief Accounting Officer.

2011 Recognition For Ethics

Wyndham Worldwide has been listed in Ethisphere Institute’s 2011 List of the World’s Most Ethical Companies. The designation is awarded to companies that have demonstrated leading ethics and compliance programs.

Director Nomination Process

Role of Corporate Governance Committee.  The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to the Board are also considered.

All our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations. Many of our Directors also bring extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each nominee or Director should serve as our Director are described below under Election of Directors.

Identification and Evaluation Process.  The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the shareholders or to fill a vacancy on the Board.

Shareholder Nominations and By-Law Procedures.  The Corporate Governance Committee will consider written proposals from shareholders for nominees for Director. Nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board.

Our By-Laws establish procedures pursuant to which a shareholder may nominate a person for election to the Board. Our By-Laws are posted on our website under Investor Relations/Corporate Governance at www.WyndhamWorldwide.com. To nominate a person for election to the Board, a shareholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the By-Laws as to the Director nominee, information about the shareholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent Director or that could be material to a reasonable shareholder’s understanding of the independence of the nominee.

To nominate a person for election to the Board at our annual meeting of shareholders, written notice of a shareholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.

Evaluation of Shareholder Recommendations of Nominees.  The Corporate Governance Committee intends to use a substantially similar evaluation process as described above to evaluate nominees for Director recommended by shareholders.

Compensation of Directors

Non-management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of shareholders. A management Director receives no additional compensation for Board service.

The following table describes 2010 compensation for non-management Directors:

	Fees Paid	Stock	All Other
Name	in Cash	Awards	Compensation	Total
	($)	($)(a)(b)	($)(c)	($)
Myra J. Biblowit	86,295	86,198	40,771	213,264

James E. Buckman	93,429	93,314	16,928	203,671

George Herrera	92,549	92,434	14,178	199,161

The Right Honourable Brian Mulroney	92,549	92,434	50,100	235,083

Pauline D.E. Richards	88,818	88,685	29,147	206,650

Michael H. Wargotz	96,549	96,446	21,507	214,502

(a)	Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718).

(b)	Shares of our common stock issuable for deferred stock units at December 31, 2010 are as follows: Ms. Biblowit, 30,606; Mr. Buckman, 24,249; Mr. Herrera, 28,916; Mr. Mulroney, 51,833; Ms. Richards, 30,743; and Mr. Wargotz, 26,688.

(c)	Includes amounts attributable to charitable matching contributions made on behalf of the Director, the value of deferred stock units credited for dividends paid on deferred stock units outstanding on the record date for such dividends, the value of Wyndham Rewards Points and life insurance premiums paid by us.

In October 2010, management engaged our compensation consultant, Hewitt Associates LLC, to review the compensation of our Board members against the compensation of the board members of the peer group companies described under Executive Compensation — Compensation Discussion and Analysis — Compensation Benchmarking. Based on the review, management recommended to the Corporate Governance Committee that it consider a $40,000 increase in the annual retainer for Board members, a $65,000 increase in the annual retainer for the Lead Director, a $15,000 increase in the fees for the chair of the Audit Committee, a $10,000 increase in the fees for the chairs of the Compensation and Corporate Governance Committees, a $10,000 increase in the fees for a member of the Audit Committee, a $7,500 increase in the fees for a member of the Compensation and Corporate Governance Committees, and a $7,000 increase in the fees for a member of the Executive Committee. In November 2010, the Corporate Governance Committee considered and recommended to the Board that it adopt such compensation for 2011 and the Board approved such recommendation.

The annual Director retainer and committee chair and membership fees are paid on a quarterly basis 50% in cash and 50% in Wyndham Worldwide stock. The number of shares of stock issued is based on our stock price on the quarterly determination date. Directors may elect to receive the stock-based portion of their fees in the form of common stock or deferred stock units. A deferred stock unit entitles the Director to receive one share of common stock following the Director’s retirement or termination of service from the Board for any reason. The Director may not sell or receive value from any deferred stock unit prior to termination of service.

Based on the above, the following table describes 2011 compensation for non-management Directors. Our non-management Directors do not receive fees for attending Board or committee meetings.

	Cash-Based	Stock-Based	Total

Annual Lead Director retainer	$125,000	$125,000	$250,000
Annual Director retainer	$100,000	$100,000	$200,000
Audit Committee chair	$20,000	$20,000	$40,000
Audit Committee member	$10,000	$10,000	$20,000
Compensation Committee chair	$15,000	$15,000	$30,000
Compensation Committee member	$7,500	$7,500	$15,000
Corporate Governance Committee chair	$12,500	$12,500	$25,000
Corporate Governance Committee member	$6,125	$6,125	$12,500
Executive Committee member	$7,500	$7,500	$15,000

We make available to each Director a term life insurance policy owned by us with a $1.1 million death benefit payable $1 million to us, which benefit we will donate to a charitable beneficiary of the Director’s choice, and $100,000 paid directly to a personal beneficiary of the Director’s choice. In the event we undergo a change-in-control or a Director retires, we will pay the premiums for the policies for one year from the date of the change-in-control or retirement as applicable. Directors are not required to use this benefit and not all Directors have opted to use it.

We provide for a two-for-one company match of a Director’s qualifying charitable contributions up to a company contribution of $25,000 per year.

We maintain a policy to award our Directors annually 200,000 Wyndham Rewards Points. Wyndham Rewards Points may be redeemed for numerous rewards options including stays at Wyndham properties.

Non-Management Director Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-management Director to comply with Wyndham Worldwide’s Non-Management Director Stock Ownership Guidelines. These stock ownership guidelines require each non-management Director to beneficially own an amount of our stock equal to the greater of a multiple of at least five times the cash portion of the annual retainer or two and one-half times the total retainer value without regard to Board committee fees. Deferred stock units credited to a Director count towards satisfaction of the guidelines. As of December 31, 2010, all of our non-management Directors met or exceeded the stock ownership requirements.

Ownership of Our Common Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2010: each executive officer named in the Summary Compensation Table below (who we refer to in this proxy statement as named executive officers), each Director, each person who to our knowledge beneficially owns in excess of 5% of our common stock and all of our Directors and executive officers as a group. The percentage values are based on 173,600,901 shares of our common stock outstanding as of December 31, 2010. The principal address for each Director, nominee and executive officer of Wyndham Worldwide is 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Number of Shares		% of Class
FMR, LLC	15,262,855	(a)	8.72%
Barrow, Hanley, Mewhinney & Strauss, Inc.	11,515,305	(b)	6.58%
Vanguard Windsor Funds — Vanguard Windsor II Fund	10,864,362	(c)	6.20%
BlackRock, Inc.	10,099,312	(d)	5.77%
The Vanguard Group, Inc.	9,710,757	(e)	5.55%
Geoffrey A. Ballotti	205,492	(f)(g)(h)	*
Myra J. Biblowit	46,241	(i)(j)	*
James E. Buckman	108,698	(i)(j)(k)	*
Thomas G. Conforti	34,836	(f)	*
Eric A. Danziger	127,074	(f)(g)(h)	*
Franz S. Hanning	368,739	(f)(g)(h)(i)	*
George Herrera	28,916	(j)	*
Stephen P. Holmes	1,778,965	(f)(g)(h)(i)(l)	1.01%
The Right Honourable Brian Mulroney	57,044	(i)(j)	*
Pauline D.E. Richards	30,743	(j)	*
Michael H. Wargotz	27,410	(j)	*
All Directors and executive officers as a group (15 persons)	3,158,899	(m)	1.80%

*	Amount represents less than 1% of outstanding common stock.

(a)	We have been informed by Amendment No. 3 to a report on Schedule 13G filed with the SEC on February 14, 2011 by FMR, LLC (FMR) that FMR beneficially owns 15,262,855 shares of our common stock with sole voting power over 3,964,623 shares, shared voting power over no shares, sole dispositive power over 15,262,855 shares and shared dispositive power over no shares. The principal business address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(b)	We have been informed by a report on Schedule 13G filed with the SEC on February 11, 2011 by Barrow, Hanley, Mewhinney & Strauss, Inc. (Barrow) that Barrow beneficially owns 11,515,305 shares of our common stock with sole voting power over 725,007 shares, shared voting power over 10,790,298 shares, sole dispositive power over 11,515,305 shares and shared dispositive power over no shares. We believe that as of December 31, 2010, the 11,515,305 shares reported in the table above beneficially owned by Barrow include 10,864,362 shares beneficially owned by Vanguard Windsor Funds — Vanguard Windsor II Fund (Vanguard), for whom Barrow is an investment manager. The principal business address for Barrow is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(c)	We have been informed by Amendment No. 5 to a report on Schedule 13G filed with the SEC on February 10, 2011 by Vanguard that Vanguard beneficially owns 10,864,362 shares of our common stock with sole voting power over 10,864,362 shares shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over no shares. We believe that as of December 31, 2010, the 11,515,305 shares reported in the table above beneficially owned by Barrow include 10,864,362 shares beneficially owned by Vanguard, for whom Barrow is an investment manager. The principal business address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(d)	We have been informed by a report on Schedule 13G filed with the SEC on February 9, 2011 by BlackRock, Inc. and certain affiliates (BlackRock) that, as of December 31, 2010, BlackRock beneficially owned 10,099,312 shares of our common stock with sole voting power over 10,099,312 shares, shared voting power over no shares, sole dispositive power over 10,099,312 shares and shared dispositive power over no shares. We have been further informed by Amendment No. 1 to that report on Schedule 13G, filed with the SEC on March 9, 2011 by BlackRock that, as of February 28, 2011, BlackRock beneficially owns 8,331,209 shares of our common stock (representing less than 5% of our common stock) with sole voting power over 8,331,209 shares, shared voting power over no shares, sole dispositive power over 8,331,209 shares and shared dispositive power over no shares. The principal business address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(e)	We have been informed by Amendment No. 1 to a report on Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. (TVG) that TVG beneficially owns 9,710,757 shares of our common stock with sole voting power over 222,256 shares, shared voting power over no shares, sole dispositive power over 9,488,501 shares and shared dispositive power over 222,256 shares. The principal business address for TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(f)	Excludes shares of our common stock issuable upon vesting of restricted stock units after 60 days from December 31, 2010 as follows: Mr. Ballotti, 177,299; Mr. Conforti, 131,381; Mr. Danziger, 215,836; Mr. Hanning, 177,421; and Mr. Holmes, 226,547.

(g)	Excludes shares of our common stock which the named executive officers did not have the right to acquire through the exercise of stock-settled stock appreciation rights within 60 days of December 31, 2010 as follows: Mr. Ballotti, 31,809; Mr. Danziger, 42,421; Mr. Hanning, 33,542; and Mr. Holmes, 488,416.

(h)	Includes shares of our common stock which the named executive officers have the right to acquire through the exercise of stock-settled stock appreciation rights within 60 days of December 31, 2010 as follows: Mr. Ballotti, 31,808; Mr. Danziger, 42,420; Mr. Hanning, 172,513; and Mr. Holmes, 1,196,289.

(i)	Includes shares of our common stock which the Directors and named executive officers have the right to acquire through the exercise of stock options within 60 days of December 31, 2010 as follows: Ms. Biblowit, 5,211; Mr. Buckman, 62,549; Mr. Hanning, 72,806; Mr. Holmes, 36,486; and Mr. Mulroney, 5,211.

(j)	Includes shares of our common stock issuable for deferred stock units as of December 31, 2010 as follows: Ms. Biblowit, 30,606; Mr. Buckman, 24,249; Mr. Herrera, 28,916; Mr. Mulroney, 51,833; Ms. Richards, 30,743; and Mr. Wargotz, 26,688.

(k)	Includes 3,220 shares held in Mr. Buckman’s IRA account.

(l)	Includes 3,394 shares held by Mr. Holmes’ children.

(m)	Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 43,113 shares of our common stock underlying stock options which will become exercisable within 60 days of December 31, 2010; and excludes 237,782 shares of our common stock issuable upon vesting of restricted stock units after 60 days from December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Directors and executive officers and our ten percent shareholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2010 reports were filed on time.

ELECTION OF DIRECTORS

At the date of this proxy statement, the Board of Directors consists of seven members, six of whom are non-management Directors and independent Directors under applicable listing standards and our corporate governance documents. The Board is divided into three classes, each with three-year terms. The terms of the classes are staggered so that one-third of the Directors, or as near to one-third as possible, are elected at each annual meeting.

At this year’s meeting, two Directors are to be elected for three-year terms. The Corporate Governance Committee of the Board has nominated James E. Buckman and George Herrera. Both are presently our Directors. The two nominees and the other present Directors continuing in office after the meeting are listed below, with brief biographies.

We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Shareholder Voting for Election of Directors

Our Certificate of Incorporation and By-Laws provide for a plurality voting standard for the election of our Directors. Under a plurality voting standard, the nominee for each Director position with the most votes is elected.

Under the Board’s Corporate Governance Guidelines, any nominee for Director in an uncontested election (such as this one, where the number of nominees does not exceed the number of Directors to be elected) who receives a greater number of votes withheld from his or her election than votes for such election shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members.

The Board will act on the Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote, but in any case, no later than 120 days following the certification of the shareholder vote. In considering the Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Corporate Governance Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Corporate Governance Committee and Board activities, deliberations and decisions during this Committee and Board process.

Nominees for Election to the Board for a
Three-Year Term Expiring at the 2014 Annual Meeting

James E. Buckman, 66, was a Director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services businesses before our separation from Cendant and has served as a Director of Wyndham Worldwide since our separation from Cendant in July 2006. Since May 1, 2007, Mr. Buckman has served as Vice Chairman of York Capital Management, a hedge fund management company headquartered in New York City. Since May 1, 2010, Mr. Buckman has also served as General Counsel of York Capital Management. From January 2007 until May 2007, he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Vice Chairman of Cendant from November 1998 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Senior Executive Vice President of Cendant from December 1997 until November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS Incorporated (HFS) from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman served as a director of Nascent Wine Company, Inc. from August 2007 to May 2008, during which period the company was public.

Mr. Buckman brings to the Board exceptional leadership, experience and perspective necessary to be our Lead Director. As a former director, Vice Chairman and General Counsel of Cendant and a Director of Wyndham Worldwide, Mr. Buckman has deep experience with Wyndham Worldwide’s business and operations. Mr. Buckman serves as Vice Chairman and General Counsel of leading hedge fund manager York Capital Management, contributing valuable cross-industry experience and depth of knowledge. Mr. Buckman’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Buckman should serve as our Director.

George Herrera, 54, has served as a Director since our separation from Cendant in July 2006. Mr. Herrera was a Cendant director from January 2004 until the completion of Cendant’s separation plan in August 2006. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the U.S. Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 until July 1998.

Mr. Herrera provides the Board with exceptional leadership and management knowledge. As a former Cendant director and a Director and Chair of the Corporate Governance Committee of Wyndham Worldwide, Mr. Herrera has gained a broad understanding of the role of the Board in our operations. Mr. Herrera’s service as chief executive officer of multidisciplinary management firm Herrera-Cristina Group, Ltd. contributes extensive and varied management, finance and corporate governance experience. His service as President and CEO of the U.S. Hispanic Chamber of Commerce brings valuable government relations expertise to the Board. Mr. Herrera’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Herrera should serve as our Director.

Directors Continuing in Office for a
Term Expiring at the 2012 Annual Meeting

Stephen P. Holmes, 54, has served as the Chairman of our Board of Directors and as our Chief Executive Officer since our separation from Cendant in July 2006. Mr. Holmes was a Director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services businesses before our separation from Cendant and has served as a Director of Wyndham Worldwide since the separation in July 2006. Mr. Holmes was Vice Chairman and director of Cendant and Chairman and Chief Executive Officer of Cendant’s Travel Content Division from December 1997 until our separation from Cendant in July 2006. Mr. Holmes was Vice Chairman of HFS, from September 1996 until December 1997 and was a director of HFS from June 1994 until December

1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS.

Mr. Holmes’ exceptional day-to-day leadership as our CEO provides him with detailed strategic perspective and knowledge of our operations and industry that are critical to the Board’s effectiveness. He possesses extensive public company management experience and is widely recognized as a visionary leader in the global hospitality industry. Under Mr. Holmes’ leadership, we have focused our business on, among other things, generating significant cash flow and building world-renowned hospitality brands, all of which increase shareholder value. Mr. Holmes’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Holmes should serve as our Director.

Myra J. Biblowit, 62, has served as a Director since our separation from Cendant in July 2006. Ms. Biblowit was a Cendant director from April 2000 until the completion of Cendant’s separation plan in August 2006. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History.
As a former director of Cendant and a Director of Wyndham Worldwide, Ms. Biblowit has gained a broad understanding of Wyndham Worldwide’s business, operations and culture. Ms. Biblowit’s exceptional leadership experience with iconic research, educational and cultural institutions provides a unique perspective to the Board. As President of The Breast Cancer Research Foundation, Ms. Biblowit brings to the Board marketing skills and a commitment to supporting our communities that add significant value to the Board’s contribution to our success. Ms. Biblowit’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Biblowit should serve as our Director.

Pauline D.E. Richards, 62, has served as a Director since our separation from Cendant in July 2006. Ms. Richards was a Cendant director from March 2003 until the completion of Cendant’s separation plan in August 2006. Since July 2008, Ms. Richards has served as Chief Operating Officer of Armour Reinsurance Group Holdings Limited (formerly Brevan Howard P&C Partners Limited), an investment management company. From November 2003 to July 2008, Ms. Richards served as Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 until March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, she was
Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in senior positions from 1988 through 1998 including Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards was chairperson of Cendant’s Audit Committee from October 2004 until the completion of Cendant’s separation plan in August 2006.

Ms. Richards’ extensive financial background and exceptional leadership experience provide the Board with financial accounting and management expertise and perspectives. Her service as a former Cendant director and as a Director and member of the Audit Committee of Wyndham Worldwide brings to the Board valuable experience on financial reporting matters that are critical to the Board’s oversight role. Ms. Richards’ service as a chief financial officer and treasurer of leading finance companies allows her to offer important insights into the role of finance in our business and strategy. Ms. Richards’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Richards should serve as our Director.

Directors Continuing in Office for
a Term Expiring at the 2013 Annual Meeting

The Right Honourable Brian Mulroney, 72, has served as a Director since our separation from Cendant in July 2006. Mr. Mulroney was a Cendant director from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. Mr. Mulroney is a director of the following public companies: Barrick Gold Corporation, Blackstone Group, L.P., Independent News and Media, PLC, Quebecor, Inc. (including its subsidiary Quebecor Media, Inc.). Mr. Mulroney was a director of HFS from April 1997 until December 1997. Mr. Mulroney served as a director of Hicks Acquisition Co. I, Inc. from September 2007 to September 2009 and Archer Daniels Midland Company Inc. from December 1993 to December 2009.

Mr. Mulroney brings exceptional leadership, experience and expertise to the Board. His extensive service as a former Cendant director and a Director of Wyndham Worldwide provides the Board with knowledge of the Company’s business and strategy as well as a historical perspective on our growth and operations. Mr. Mulroney’s service as the Prime Minister of Canada brings to the Board valuable leadership and international business and government relations expertise. He is Senior Partner of renowned international law firm Olgivy Renault, contributing valuable legal experience to the Board. As a director for other multi-national companies, Mr. Mulroney offers valuable perspectives on board operations as well. Mr. Mulroney’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Mulroney should serve as our Director.

Michael H. Wargotz, 52, has served as a Director since our separation from Cendant in July 2006. Since August 2010, Mr. Wargotz has served as the Chief Financial Officer of The Milestone Aviation Group, a global aviation leasing company. From September 2009 until July 2010, Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle, a business development agency for aspirational and ultra luxury brands. From December 2006 to September 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services. From June 2004 until November 2006, he was a Vice President of NetJets. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its

Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz was a Senior Vice President with HFS from July 1994 to December 1997. Mr. Wargotz has served as a director of Resources Connection, Inc., a public company, since May 2009.

Mr. Wargotz’s senior management experience with The Milestone Aviation Group, Axcess Luxury and Lifestyle and NetJets brings to the Board financial expertise and branding knowledge. As Chair of the Audit Committee of Wyndham Worldwide, he contributes financial reporting and compliance expertise and perspective. Mr. Wargotz’s experience as President and CEO of Cendant’s Lifestyle Division, Chief Financial Officer of Cendant’s Alliance Marketing Segment and Senior Vice President of Cendant’s business development function provides the Board with exceptional leadership and branding and development expertise in areas that are critical to our business. Mr. Wargotz’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Wargotz should serve as our Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
JAMES E. BUCKMAN AND GEORGE HERRERA

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Total Compensation Strategy is designed to achieve the following objectives:

•	Attract and retain superior senior management talent.

•	Provide our executives with market competitive compensation consistent with comparable hotel and other service companies.

•	Support a high-performance environment by linking compensation with performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

We have consistently maintained a strong pay-for-performance culture with:

•	Aggressively-established performance metrics for our executives, designed to allow us to achieve our strategic performance goals and increase shareholder value.

•	Incentive performance targets set at aggressive levels designed to result in our executives stretching for superior performance without undue risk to the enterprise.

We also pay close attention to evolving governance trends in terms of our compensation approach and, for example, in 2009 eliminated the potential tax gross-up provision under our CEO’s change-in-control severance arrangement and also eliminated our CEO’s right to elect to terminate employment and receive severance solely upon the occurrence of a change-in-control.

As discussed in more detail below, the compensation decisions and other actions applicable to our named executive officers for 2010 were as follows:

•	In February 2010, the Compensation Committee (Committee) approved base salary merit increases for the named executive officers. For 2010, we paid our named executive officers the base salaries listed in the Summary Compensation Table below.

•	In February 2010, the Committee granted stock-settled stock appreciation rights and restricted stock units to Mr. Holmes, our CEO, and restricted stock units to our other named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

•	In February 2010, the Committee approved the factors to be used to determine any potential 2010 annual incentive compensation for our named executive officers.

•	In February 2010, the Committee approved 2010 executive perquisites consistent with our 2009 program. Named executive officer compensation for 2010 attributable to perquisites is described in the All Other Compensation Table below.

•	In May 2010, our shareholders approved an amendment of our 2006 Equity and Incentive Plan, as amended, primarily for purposes of Section 162(m) of the Internal Revenue Code (Code).

•	In February 2011, the Committee approved and we paid our named executive officers 2010 annual incentive compensation in the amounts listed in the Summary Compensation Table below.

Total Compensation Strategy

Our Total Compensation Strategy is designed to achieve the following objectives:

•	Attract and retain superior senior management talent. We believe that attracting and retaining superior senior managers are integral to our ongoing success. Our named executive officers possess extensive experience in our business and the hospitality industry segments in which we compete and demonstrate the exceptional leadership skills and commitment to excellence that we believe are critical for our company. Accordingly, our Total Compensation Strategy is designed in part to promote a long-term commitment from our named executive officers.

•	Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hotel and other service companies. We provide our named executive officers base salary, cash-based annual incentive compensation, equity-based long-term incentive compensation, perquisites and retirement, health and welfare benefits that are targeted to the market median but may approach the 75th percentile of our peer group based on meeting corporate, business unit and individual objectives.

•	Support a high-performance environment by linking compensation with performance. Our key goals are to increase our earnings, cash flow and shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results. Accordingly, compensation levels are strongly influenced by corporate, business unit and individual performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders. Long-term incentive compensation is intended to align the interests of our named executive officers with those of our shareholders as well as support our goal of retaining our key personnel.

Compensation Committee Matters

Wyndham Worldwide Compensation Committee.  The Committee is responsible for establishing executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee’s membership is determined by the Board and is composed entirely of independent Directors. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.  For 2010, Hewitt Associates (now Aon Hewitt) was retained by the Committee as a third-party advisor to provide independent advice, research and evaluation related to executive compensation and was paid approximately $95,000 for its services during 2010. In this capacity, the Committee utilizes reports and analyses prepared by Hewitt Associates. Hewitt Associates was retained to provide the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends. Hewitt Associates provided no other services to the Committee or Wyndham Worldwide during 2010. On October 1, 2010, Hewitt Associates merged with a subsidiary of Aon Corporation. Prior to the merger, Aon Corporation was engaged by management, without Board involvement, to provide insurance broker services to Wyndham Worldwide during 2010, and approximately $146,000 of the total fees paid to Aon Corporation for these services during 2010 were attributable to the period from October 1, 2010 through year-end. The Committee has reviewed this relationship and determined that the advice received from Hewitt Associates was objective and not influenced by Aon Corporation’s relationship with Wyndham Worldwide.

Management’s Role.  Our management plays a significant role in our executive compensation process including evaluating executive performance and recommending base salary merit increases, performance factors for annual incentive compensation and long-term incentive compensation for the named executive officers other than our CEO. Our CEO works with the Committee in establishing the agenda for Committee meetings and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives (other than himself). Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.

Annual Evaluation.  An important aspect of the Committee’s work relates to the annual determination of compensation for our named executive officers. The Committee meets each year to review the performance of the named executive officers and review, consider and approve any potential increases in base salaries, annual incentive compensation, grants of long-term incentive compensation and perquisites.

Compensation Committee Discretion.  For 2010, while the Committee reviewed management’s recommendations, the Committee retained discretion over all elements and levels of the named executive officers’ compensation. For 2010, the Committee generally based its decisions on a combination of management’s recommendations (other than for our CEO) and the external market data provided by our management and compensation consultant.

Employment Agreements

We have entered into employment agreements with each of the named executive officers the terms of which form the basis of the named executive officers’ compensation elements and levels. The compensation elements and levels provided under the agreements are reviewed at the inception, annually and for renewals of each agreement by our compensation consultant and the Committee against the peer group data described below under Compensation Benchmarking. The terms of the employment agreements are described below under Agreements with Named Executive Officers.

Compensation Benchmarking

Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a key factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives.

Accordingly, in February 2010, our compensation consultant conducted a competitive review of the compensation elements and levels of our named executive officers using a representative peer group of companies. Our compensation consultant recommended to the Committee and the Committee approved a peer group of companies consistent with the prior year review and based on one or more of the following criteria: companies or divisions within companies in generally the same industry or business as Wyndham Worldwide; companies that were similar in size to Wyndham Worldwide in terms of revenues and market value; companies used by analysts to compare Wyndham Worldwide’s financial performance; and organizations in similar markets such as non-hospitality companies that have franchise operations. Our peer group for 2010 compensation benchmarking consisted of the following companies:

American Express Company	MGM Mirage
Bluegreen Corporation	Morgans Hotel Group Co.
Carnival Corporation & Plc	Orient-Express Hotels Ltd.
Choice Hotels International, Inc.	Royal Caribbean Cruises Ltd.
Darden Restaurants, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Gaylord Entertainment Company	Strategic Hotels & Resorts, Inc.
Host Hotels & Resorts, Inc.	Sunstone Hotel Investors, Inc.
Intercontinental Hotels Group Plc	The Walt Disney Company
LaSalle Hotel Properties	Wynn Resorts, Limited
Marriott International, Inc.	Yum Brands, Inc.

The objectives of the compensation review were to compare for consistency the compensation of our executives to that of similarly-situated executives at peer organizations, ensure that our compensation practices are consistent with our Total Compensation Strategy and provide a framework for 2010 compensation decisions. The peer group compensation review included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, annual incentive compensation, long-term incentive compensation, total cash compensation and total compensation. Compensation levels were obtained for the peer group median and 75th percentiles for each compensation element to provide a full understanding of competitive pay practices.

Base Salary

Consistent with our Total Compensation Strategy, we provide base salaries designed to attract and retain our named executive officers and to provide them with a base level of income. For 2010 base salary merit increases, our management provided our Compensation Committee with a market assessment of annual salary increases utilizing external market data from World at Work, Hewitt Associates and Mercer annual salary increase surveys. We based the 2010 merit increases on this market analysis and a review of the 2009 individual performance of the named executive officers. To review the named executive officers’ individual performance, senior management reviews the executives’ individual contributions and personal leadership together with their performance on corporate or business unit strategic objectives including business development, business drivers and cost reduction initiatives.

In February 2010, the Committee approved 2010 base salary merit increases for each of our named executive officers (that were effective February 27, 2010) based on their performance evaluations and maintaining market competitiveness. For 2010, we paid our named executive officers the base salaries listed in the Summary Compensation Table below.

Annual Incentive Compensation

Consistent with our Total Compensation Strategy, we provide cash-based annual incentive compensation designed to create incentives for the named executive officers to drive our short-term financial and operating performance and thus create value for our shareholders.

In February 2010, management recommended and the Committee approved a combination of five factors to determine potential 2010 annual incentive compensation for our named executive officers: actual total company (corporate) and/or business unit Earnings Before Interest and Taxes (EBIT), as adjusted, a standard measure of our profitability, as measured against target EBIT established at the beginning of the plan year; a cash flow multiplier; a target percentage of base salary as specified in the executive’s employment agreement; the executive’s actual base salary earned during the year; and an individual performance modifier based on meeting strategic objectives. An executive’s annual incentive compensation may be higher or lower than target annual incentive compensation depending on corporate, business unit and individual performance.

The EBIT targets for the corporation and business units are recommended by management and approved by the Committee based on operating budgets consistent with our strategic plan. The EBIT targets may be adjusted for special items including legacy matters. The cash flow multiplier targets for the corporation and business units are recommended by management and approved by the Committee based on varied quantitative balance sheet metrics focusing on such areas as accounts receivable, inventory disposition and other specific cash flow targets in support of our business strategy. The cash flow multiplier is added to or subtracted from, as the case may be, annual incentive compensation depending upon corporate or business unit performance.

To review the named executive officers’ individual performance, senior management reviews the executives’ individual contributions and personal leadership together with their performance on corporate or business unit strategic objectives including business development, business drivers and cost reduction initiatives. Management reviews the corporate or business unit operating results against the targets as previously approved by the Committee together with the individual performance of the named executive officers and recommends to the Committee annual incentive compensation levels for the named executive officers. The Committee then considers the recommendations and may approve, deny or modify the recommendations in its discretion.

Consistent with our Total Compensation Strategy, we believe that the EBIT targets and cash flow multiplier represent appropriate and rigorous goals for our executives to achieve earnings growth and create shareholder value. We further believe that using our annual incentive compensation program to provide incentives to our named executive officers to exceed the EBIT and cash flow multiplier targets and accomplish strategic objectives is an important tool to implement our Total Compensation Strategy.

For 2010, the corporate adjusted EBIT target was $580 million and actual adjusted corporate EBIT was $698.6 million or 120.4% of the adjusted target. Corporate actual adjusted cash flow multiplier performance was 66.1% of the adjusted premium cash flow multiplier target resulting in a +8.27% annual incentive compensation modifier. Any potential annual incentive compensation to be paid to Mr. Holmes and Mr. Conforti was weighted 100% on the corporate results and their individual performance. The Committee reviewed the corporate results together with Mr. Holmes’ individual performance and determined that he would receive 2010 annual incentive compensation at 133.27% of target. Management reviewed the corporate results together with Mr. Conforti’s individual performance and recommended to the Committee that he receive 2010 annual incentive compensation at 133.27% of target.

For 2010, the Wyndham Exchange & Rentals (WER) adjusted EBIT target was $224.4 million and actual WER adjusted EBIT was $243.7 million or 108.6% of the adjusted target. WER actual adjusted cash flow multiplier performance was 56.0% of the adjusted premium cash flow multiplier target resulting in a +7% annual incentive compensation modifier. Any annual incentive compensation to be paid to Mr. Ballotti was weighted 25% on the corporate results and 75% on the WER results and his individual performance. Management reviewed the WER and corporate results together with Mr. Ballotti’s individual performance and recommended to the Committee that he receive 2010 annual incentive compensation at 132% of target.

For 2010, the Wyndham Hotel Group (WHG) adjusted EBIT target was $137.4 million and actual WHG adjusted EBIT was $150.5 million or 109.5% of the adjusted target. WHG actual adjusted cash flow multiplier performance was 0% of the adjusted premium cash flow multiplier target resulting in no annual incentive compensation modifier. Any annual incentive compensation to be paid to Mr. Danziger was weighted 25% on the corporate results and 75% on the WHG results and his individual performance. Management reviewed the WHG and corporate results together with Mr. Danziger’s individual performance and recommended to the Committee that he receive 2010 annual incentive compensation at 125% of target.

For 2010, the Wyndham Vacation Ownership (WVO) adjusted EBIT target was $300.7 million and actual WVO adjusted EBIT was $398.5 million or 132.5% of the adjusted target. WVO actual adjusted cash flow multiplier performance was 100% of the adjusted premium cash flow multiplier target resulting in a +12.5% annual incentive compensation modifier. Any annual incentive compensation to be paid to Mr. Hanning was weighted 25% on the corporate results and 75% on the WVO results and individual performance. Management reviewed the WVO and corporate results together with Mr. Hanning’s individual performance and recommended to the Committee that he receive 2010 annual incentive compensation at 137.5% of target.

In February 2011, the Committee considered and approved the management recommendations described above. The Non-Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation we paid our named executive officers for 2010.

Long-Term Incentive Compensation

Consistent with our Total Compensation Strategy, we provide our named executive officers with long-term incentive compensation to create incentives to achieve share price appreciation and encourage retention. Accordingly, 2010 long-term incentive compensation for our named executive officers focused on aligning their interests with those of shareholders, achieving competitiveness with the external market, rewarding key talent contributions and retention. Long-term incentive compensation is granted under our 2006 Equity and Incentive Plan, as amended.

Management annually recommends and the Committee approves an aggregate budget available for long-term incentive compensation. For 2010, the aggregate budget was allocated based on the relative number of eligible executives in corporate services and the business units. Long-term incentive compensation is then recommended by management and granted by the Committee to the named executive officers based on individual performance review, tenure, scope of responsibility and future potential. Elements of individual performance considered by the Committee in such review include corporate or business unit results of operations, achievement of the strategic objectives described above and leadership characteristics.

Based on these factors, the Committee determined our CEO’s 2010 long-term incentive award to be a combination of stock-settled stock appreciation rights and restricted stock units to create incentives to drive long-term share price appreciation. For our other named executive officers, long-term incentives were granted in the form of restricted stock units to drive performance and encourage retention. A stock-settled stock appreciation right is similar to a stock option and gives the executive the right to receive a number of shares of common stock equal in value to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right. A restricted stock unit represents the right to receive a share of our common stock on a set vesting date subject to continued employment.

Consistent with these objectives, in February 2010, the Committee granted stock-settled stock appreciation rights and restricted stock units to Mr. Holmes and restricted stock units to each of the named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

Total Compensation

In connection with the annual and on-going evaluation of the compensation of the named executive officers, our compensation consultant prepares and management provides the Committee with prior year total compensation summaries and tally sheets for the named executive officers so the Committee may evaluate how each compensation element fits into our overall compensation objectives. In addition, based on the peer group data for the individual compensation elements discussed above, management provides the Committee with a market assessment of total compensation of each of the named executive officers.

In January 2010, our compensation consultant reviewed the named executive officers’ 2009 total compensation (using 2008 annual incentive compensation) against the peer group and found it to be consistent with our peers. In February 2010, the Committee reviewed the peer group data prepared by our management and compensation consultant as described above in considering each compensation element against total compensation and the Committee was satisfied that 2010 total compensation was consistent with our Total Compensation Strategy.

Mix of Compensation Elements

In addition to the review of the compensation levels of the named executive officers against the peer group, the Committee reviewed the mix of compensation elements prevalent among the peer group. For 2010, our compensation consultant advised management and the Committee that the elements of compensation that we provide our named executive officers are consistent with the compensation elements provided by the peer group companies.

As discussed in detail above, each of our executive compensation elements is designed to accomplish different objectives. Base salary is designed to attract and retain our named executive officers while providing them with a base level of income. Annual incentive compensation is designed to create incentives for the named executive officers to drive short-term financial and operating performance and thus create value for shareholders. Long-term incentive compensation creates share price appreciation incentives for our named executive officers and encourages retention. As each element has specific objectives, the Committee determinations with respect to one element generally do not influence decisions regarding the other elements to the extent total compensation is consistent with our Total Compensation Strategy.

Since the peer group data confirmed that each element of compensation as well as total compensation of our CEO and other named executive officers are market competitive and within compensation benchmarks consistent with our Total Compensation Strategy, and given the significant scope and responsibilities of the CEO, which are greater than those of the other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate.

Perquisites

We provide our named executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our Total Compensation Strategy. Management and the Committee believe that our perquisites help us to retain highly talented managers and allow them to operate more effectively.

In February 2010, management provided the Committee with and the Committee reviewed a market assessment of competitive perquisite practices utilizing widely available market data publications from Hewitt Associates, Watson Wyatt and other compensation consultants. Based on this information, the Committee found our 2010 executive perquisites to be consistent with market practices.

In February 2010, the Committee approved perquisites for the named executive officers consistent with our existing program including a leased automobile and financial planning services. For each of these perquisites the executive receives a tax gross-up payment, which means the executive receives additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. As permitted under his employment agreement, for 2010 we provided Mr. Holmes with personal use of company aircraft for which we imputed income without a tax gross-up. Perquisites provided to the named executive officers in 2010 are described in the All Other Compensation Table below.

Officer Deferred Compensation Plan

Our nonqualified officer deferred compensation plan permits named executive officers to defer salary, commission and annual incentive compensation. We match executive contributions to the plan up to 6% of salary, commission and annual incentive compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. The executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below in the Nonqualified Deferred Compensation Table.

401(k) Plan

We provide employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer salary. We provide named executive officers and other participants a company match of salary contributed up to 6% of salary. The company match is 100% vested.

Savings Restoration Plan

We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Code under our 401(k) plan, but there are no matching contributions for these deferrals.

Severance Arrangements

The employment agreements of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation as well as accelerated vesting of specified long-term incentive grants if the executive’s employment is terminated without cause or for a constructive discharge. These payments and terms are discussed below under Agreements with Named Executive Officers and Potential Payments on Termination or Change-in-Control.

The severance terms for the named executive officers were negotiated in connection with their employment agreements consistent with peer group market practices and data provided by our compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms only arises in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the annual compensation review.

Change-in-Control Arrangements

The named executive officers receive payments only if their employment is terminated without cause or for constructive discharge following a change-in-control. In addition, our named executive officers are not entitled to any excise tax gross-up in connection with their change-in-control arrangements. Previously, our CEO’s employment agreement provided him with the right to elect to terminate employment and receive severance solely upon the occurrence of a change-in-control as well as an excise tax gross-up; however, the November 2009 amendment to his employment agreement eliminated each of these features from his change-in-control arrangement.

The payments and terms of our named executive officers’ change-in-control arrangements are discussed below under Agreements with Named Executive Officers and Potential Payments on Termination or Change-in-Control. In addition, long-term incentive compensation grants made to all key employees, including the named executive officers, under our Equity and Incentive Plan fully vest on a change-in-control.

The change-in-control terms for the named executive officers were negotiated in connection with their employment agreements consistent with peer group market practices and data provided by our compensation consultant. Since a potential change-in-control transaction generally results in increased shareholder value, the Committee believes that it is important to provide incentives to motivate the named executive officers to pursue and complete a potential transaction should it arise and ensure retention. Like the severance arrangements, the value of the change-in-control arrangements only arises in the context of an imminent change-in-control. The terms do not enhance the named executive officers’ current income and therefore are independent of the annual compensation review.

Amendment of Equity and Incentive Plan

In May 2010, our shareholders approved an amendment of our 2006 Equity and Incentive Plan primarily for purposes of Section 162(m) of the Code. In connection with the amendment, shareholders approved an increase to the maximum value of payments under our annual incentive compensation program to any individual plan participant during any plan year from $3 million to $10 million. The plan otherwise remained unchanged from the amended and restated plan approved by shareholders at the 2009 Annual Meeting.

2011 Annual and Long-Term Incentive Compensation

For 2011, we modified our annual incentive compensation program to eliminate the cash flow multiplier and increase the potential maximum payout level to 150% from 137.5% based on EBIT and individual performance. We believe this modification further supports our pay for performance strategy and makes our annual incentive compensation opportunity more consistent with that offered by our peer companies.

For 2011, we introduced to our executive compensation program performance-vested restricted stock units, an additional long-term incentive compensation performance modifier to be earned for achievement of a premium earnings growth target over a three year period. No shares will be earned pursuant to these awards unless earnings exceed premium target performance.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of shareholders. The guidelines require our named executive officers to own our common stock with a market value at least equal to the following multiples: CEO: 4 times base salary; and Business Unit CEO and our CFO: 2 times base salary. Share ownership meeting the guidelines includes common stock and restricted stock units. As of December 31, 2010, all of the named executive officers were in compliance with these guidelines.

Impact of Tax Considerations

As a general matter, the Committee considers the tax implications of the compensation elements employed by us. Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and certain named executive officers during any taxable year, unless such compensation is performance-based and meets certain requirements. Although it is the Committee’s goal to maximize the effectiveness of our executive compensation plans, the Committee may determine that it is appropriate and in our best interest as well as the best interests of our shareholders to have the flexibility to pay compensation that is not performance-based for Section 162(m) purposes in order to provide a compensation package consistent with our program and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

The Right Honourable Brian Mulroney (Chair)
Myra J. Biblowit
Pauline D.E. Richards

2010 Summary Compensation Table

The following table describes compensation paid to our named executive officers for 2010, 2009 and 2008.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
			Salary	Awards	Awards	Compensation		Compensation	Total
Name & Principal Position	Year		($)	($)(a)	($)(a)	($)(b)		($)(c)	($)
Stephen P. Holmes	2010		1,115,050	3,750,000	1,250,000	2,984,991		398,076	9,498,117

Chairman and Chief Executive Officer	2009		1,085,011	922,500	1,010,000	2,712,528		365,762	6,095,801

	2008		1,076,355	1,250,000	3,750,000	--	(d)	222,462	6,298,817

Geoffrey A. Ballotti	2010		567,776	2,000,000	--	749,465		148,556	3,465,797

President and Chief Executive Officer,	2009		550,004	922,500	--	687,505		31,710	2,191,719

Wyndham Exchange & Rentals	2008	(e)	401,926	1,387,500	462,500	401,926		72,850	2,726,702

Eric A. Danziger	2010		509,696	1,500,000	--	637,120		113,091	2,759,907

President and Chief Executive Officer,	2009		500,009	750,000	--	368,756		143,444	1,762,209

Wyndham Hotel Group	2008	(e)	28,847	562,500	187,500	--		--	778,847

Franz S. Hanning	2010		625,395	2,000,000	--	907,500		114,675	3,647,570

President and Chief Executive Officer,	2009		606,008	922,500	--	825,000		69,833	2,423,341

Wyndham Vacation Ownership	2008		599,470	1,687,500	562,500	2,462,000	(f)	70,036	5,381,506

Thomas G. Conforti	2010		531,469	1,750,000	--	708,288		406,534	3,396,291

Executive Vice President	2009	(e)	149,427	1,500,000	--	186,784		49,187	1,885,398

and Chief Financial Officer	2008		--	--	--	--		--	--

(a)	Represents the aggregate grant date fair value of equity awards computed in accordance with ASC 718. A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 18 to our 2010 audited financial statements of our annual report on Form 10-K filed with the SEC on February 22, 2011. For 2009, for Mr. Holmes, Mr. Ballotti and Mr. Hanning, excludes grants of 817,500, 202,500 and 202,500 restricted cash units (each with a grant date fair value of an equivalent dollar amount), respectively, all of which vest in whole in February 2012.

(b)	For 2010, represents annual incentive compensation for 2010 paid in 2011. For 2009, represents annual incentive compensation for 2009 paid in 2010. For 2008, represents annual incentive compensation for 2008 paid in 2009.

(c)	See All Other Compensation Table below for a description of compensation included in this column.

(d)	The Committee reviewed and accepted Mr. Holmes’ recommendation to not award Mr. Holmes 2008 annual incentive compensation for reasons unrelated to his performance.

(e)	Mr. Ballotti commenced employment in March 2008. Mr. Danziger commenced employment in December 2008. Mr. Conforti commenced employment in September 2009.

(f)	Includes $2 million additional cash incentive compensation payable pursuant to previous employment agreement.

2010 All Other Compensation Table

The All Other Compensation in the Summary Compensation Table above includes the following for 2010.

	Mr. Holmes	Mr. Ballotti	Mr. Danziger	Mr. Hanning	Mr. Conforti
	($)	($)	($)	($)	($)
Personal use of company aircraft (a)	75,915	--	--	3,557	--

Company automobile (b)	19,283	17,431	17,178	22,767	18,360

Financial planning services (c)	10,000	10,320	--	10,320	15,110

401(k) company match	--	14,266	--	14,700	--

Deferred compensation company match	246,294	79,035	68,809	27,624	--

Dividends (d)	28,457	16,025	26,883	29,766	9,855

Relocation expense reimbursement (c)	--	--	--	--	237,799

Aggregate tax gross-up (e)	18,127	11,479	221	5,941	125,410

2010 Total	398,076	148,556	113,091	114,675	406,534

(a)	Represents income imputed for personal use of company aircraft calculated using a standard rate per mile flown.

(b)	Aggregate incremental cost to us of automobile benefit calculated as the aggregate company payment less any executive contribution. The amounts for company payment include insurance and other charges and exclude tax gross-up described below.

(c)	Amounts exclude tax gross-up described below.

(d)	Dividends paid on vesting of restricted stock units.

(e)	Aggregate tax gross-up consisted of the following: Mr. Holmes, automobile, $9,488 and financial planning, $8,639; Mr. Ballotti, automobile, $9,547 and financial planning, $1,932; Mr. Danziger, automobile, $221; Mr. Hanning, automobile, $4,713 and financial planning, $1,228; and Mr. Conforti, automobile, $9,065, financial planning, $3,432 and relocation expense, $112,913.

2010 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to the named executive officers in 2010.

					All Other		All Other
					Stock		Option			Grant
					Awards:		Awards:		Exercise	Date Fair
		Estimated Possible Payouts Under			Number of		Number of		or Base	Value of
		Non-Equity Incentive Plan Awards			Shares of		Securities		Price of	Stock and
					Stock or		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#)		(#)		($/Sh)	($)
Mr. Holmes	2/24/10				164,185	(a)				3,750,000

	2/24/10						144,341	(b)	22.84	1,250,000

	(c)	507,780	2,256,800	3,103,100

Mr. Ballotti	2/24/10				87,565	(a)				2,000,000

	(c)	132,561	572,000	786,500			--

Mr. Danziger	2/24/10				65,674	(a)				1,500,000

	(c)	215,424	512,000	704,000			--

Mr. Hanning	2/24/10				87,565	(a)				2,000,000

	(c)	148,500	660,000	907,500			--

Mr. Conforti	2/24/10				76,619	(a)				1,750,000

	(c)	119,925	533,000	732,875			--

(a)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of February 27, 2010.

(b)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of February 27, 2010. Number of stock-settled stock appreciation rights calculated by dividing the grant date fair value by the fair value of such rights on the date of grant as determined using the Black-Scholes formula. A discussion of the assumptions used in calculating the fair value of such rights may be found in Note 18 to our 2010 audited financial statements of our annual report on Form 10-K filed with the SEC on February 22, 2011.

(c)	Represents potential threshold, target and maximum annual incentive compensation for 2010, including potential amounts payable for the cash flow multiplier. Amounts actually paid for 2010 are described in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Under our Equity and Incentive Plan, all grants set forth in the table fully vest on a change-in-control. Dividends paid on our common stock are credited for unvested restricted stock units and are paid in cash on vesting.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares of		of Shares of
	Underlying Unexercised			Option		Stock That		Stock That
	Options			Exercise	Option	Have Not		Have Not
	(#)			Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(a)
Mr. Holmes	36,486			40.02951	01/22/12

	179,726			31.85000	08/01/16

	228,194	76,065	(b)	36.70000	05/02/13

	278,189	278,190	(c)	22.17000	03/01/14

	170,000	330,000	(d)	3.69000	02/27/15

		144,341	(e)	22.84000	02/24/16

						6,812	(f)	204,088

						28,191	(g)	844,602

						165,000	(h)	4,943,400

						164,185	(i)	4,918,983

Mr. Ballotti	31,808	31,809	(j)	23.82000	05/02/14

						29,125	(k)	872,585

						165,000	(h)	4,943,400

						87,565	(i)	2,623,447

Mr. Danziger	42,420	42,421	(l)	4.33000	12/01/14

						64,954	(m)	1,946,022

						152,439	(n)	4,567,072

						65,674	(i)	1,967,593

Mr. Hanning	31,274			29.18687	04/03/11

	20,849			27.00154	10/18/11

	20,683			40.02951	01/22/12

	71,890			31.85000	08/01/16

	38,031	12,678	(b)	36.70000	05/02/13

	41,728	41,728	(c)	22.17000	03/01/14

						10,218	(f)	306,131

						38,058	(g)	1,140,218

						165,000	(h)	4,943,400

						87,565	(i)	2,623,447

Mr. Conforti						73,916	(o)	2,214,523

						76,619	(i)	2,295,505

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2010 of $29.96.

(b)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(c)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(d)	Grant of stock-settled stock appreciation rights, which vest over a period of three years on each anniversary of February 27, 2009.

(e)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of February 27, 2010.

(f)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(g)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(h)	Grant of restricted stock units, which vest over a period of three years on each anniversary of February 27, 2009.

(i)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of February 27, 2010.

(j)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2008.

(k)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2008.

(l)	Grant of stock-settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of December 1, 2008.

(m)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of December 1, 2008.

(n)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of February 27, 2009.

(o)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of September 8, 2009.

2010 Option Exercises and Stock Vested Table

The following table summarizes the Wyndham Worldwide stock option exercises and vesting of restricted stock units by the named executive officers in 2010.

	Option Awards			Stock Awards
		Number of Shares			Number of Shares	Value
		Acquired	Value Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise		Vesting	Vesting
		(#)	($)(a)	Date	(#)	($)(b)
Mr. Holmes	09/08/10	208,498	1,297,197	02/27/10	85,000	2,016,200

	--	--	--	03/01/10	14,096	334,357

	--	--	--	05/02/10	26,436	721,967

Mr. Ballotti	--	--	--	02/27/10	85,000	2,016,200

	--	--	--	05/02/10	14,562	397,688

Mr. Danziger	--	--	--	02/27/10	50,813	1,205,284

	--	--	--	12/01/10	32,477	972,686

Mr. Hanning	--	--	--	02/27/10	85,000	2,016,200

	--	--	--	03/01/10	19,029	451,368

	--	--	--	05/02/10	25,917	707,793

Mr. Conforti	--	--	--	09/08/10	24,638	640,095

(a)	Amount in this column reflects the number of stock options exercised multiplied by the difference between the market price per share at exercise ($26.00) and the exercise price of the stock options ($19.77837).

(b)	Amounts in this column reflect the number of shares vested multiplied by the closing market price per share on the vesting date (or the next trading day if the vesting date fell on a date on which there was no trading on the New York Stock Exchange) as follows: February 27, 2010, $23.72; March 1, 2010, $23.72; May 2, 2010, $27.31; September 8, 2010, $25.98; and December 1, 2010, $29.95.

2010 Nonqualified Deferred Compensation Table

The following table provides information regarding 2010 nonqualified deferred compensation for the named executive officers under our Officer Deferred Compensation Plan. None of our named executive officers have a balance under our Savings Restoration Plan.

	Executive	Company		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	2010	2010	in 2010	Distributions	at 12/31/10
	($)(a)	($)(b)	($)(c)	($)	($)(d)
Mr. Holmes	246,294	246,294	494,499	--	4,362,080

Mr. Ballotti	79,035	79,035	21,634	--	200,560

Mr. Danziger	68,809	68,809	20,696	--	190,230

Mr. Hanning	27,624	27,624	21	--	147,021

Mr. Conforti	--	--	--	--	--

(a)	All amounts are reported as 2010 compensation in the Summary Compensation Table above.

(b)	All amounts are reported as 2010 compensation in the All Other Compensation Table above.

(c)	Represents gains or losses in 2010 on investment of aggregate balance.

(d)	Includes amounts that were reported as compensation since 2006 as follows: Mr. Holmes, $1,327,468; Mr. Ballotti, $93,922; Mr. Danziger, $101,944; and Mr. Hanning, $95,436.

Our Officer Deferred Compensation Plan is described above under Compensation Discussion and Analysis. The aggregate balances of the named executive officers are invested based on the executive’s investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2010, we offered a choice of 30 investment options including our common stock. Investment options include money market, debt, equity and lifecycle funds.

Agreements with Named Executive Officers

The following describes our employment, termination and related arrangements with our named executive officers. Additional information regarding the termination arrangements of our named executive officers can be found under Potential Payments on Termination or Change-in-Control.

Mr. Holmes

Employment Agreement.  In July 2006, we entered into an employment agreement with Mr. Holmes with a term expiring in July 2009, which term automatically extended to July 2010 pursuant to the terms of the agreement. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code.

In November 2009, we executed a second amendment to Mr. Holmes’ agreement. The amendment extends the term of his employment from July 2010 to July 2013 and provides that the failure to extend Mr. Holmes’ period of employment or to enter into a new employment agreement with him upon the expiration of his employment term will constitute a constructive discharge under his agreement. In addition, the amendment provides that in the event of a constructive discharge or a without cause termination, Mr. Holmes is entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to him for any of the three years immediately preceding the year in which his termination occurs, provided that in no event will the annual incentive compensation portion exceed 200% of his then-current base salary. The amendment also eliminates Mr. Holmes’ right to elect to terminate employment and receive severance solely upon the occurrence of a change-in-control and eliminates his right to receive a gross-up in the event an excise tax under Section 4999 of the Code is triggered under his agreement. As amended, his employment agreement provides that in the event Section 4999 of the Code is triggered, his compensation will be reduced to $1 below the threshold that triggers excise taxes under the Code, but only to the extent that the net after-tax amount received after the reduction is higher than what he would receive if he paid the applicable excise and related taxes.

Mr. Holmes’ agreement provides for a minimum base salary of $1 million, annual incentive compensation with a target amount equal to 200% of his base salary subject to meeting performance goals, grants of long-term incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. The agreement provides Mr. Holmes and his dependents with medical, dental and life insurance benefits through the end of the year during which he reaches age 75, subject to Mr. Holmes’ payment of required employee contributions.

Mr. Holmes’ agreement provides that if his employment with us is terminated by us without cause or due to a constructive discharge, death or disability all of his then-outstanding equity awards will fully vest and remain exercisable for varying periods as described in the agreement. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Ballotti

Employment Agreement.  In March 2008, we entered into an employment agreement with Mr. Ballotti with a term expiring in March 2011. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. In December 2009, we executed a second amendment to the agreement intended to clarify certain terms regarding the amount of Mr. Ballotti’s severance benefit provided under the agreement in order to address Section 162(m) of the Code. In February 2011, we executed a third amendment to the agreement which extended the term of Mr. Ballotti’s employment from March 2011 to March 2014.

The agreement, as amended, provides for a minimum base salary of $550,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Committee, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Under the agreement, if Mr. Ballotti’s employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Ballotti for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be no less than his then-current base salary). In the event of such termination, all of Mr. Ballotti’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Danziger

Employment Agreement.  In November 2008, we entered into an employment agreement with Mr. Danziger with a term expiring in November 2011. In December 2009, we executed an amendment to the agreement intended to clarify certain terms regarding the amount of Mr. Danziger’s severance benefit provided under the agreement in order to address Section 162(m) of the Code. In February 2011, we executed a second amendment to the agreement which extended the term of Mr. Danziger’s employment from November 2011 to November 2013.

The agreement, as amended, provides for a minimum base salary of $500,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Committee, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Under the agreement, if Mr. Danziger’s employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Danziger for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be no less than his then-current base salary). In the event of such termination, all of Mr. Danziger’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Hanning

Employment Agreement.  In November 2009, we entered into an employment agreement with Mr. Hanning with a term expiring in August 2011. In February 2011, we executed an amendment to the agreement which extended the term of Mr. Hanning’s employment from August 2011 to August 2014.

The agreement, as amended, provides for a minimum base salary of $606,000, annual incentive compensation with a target amount equal to $700,000 subject to meeting performance goals, grants of long-term incentive awards on terms as determined by the Committee, employee benefits and perquisites generally available to our executive officers and continuation of life insurance coverage in effect prior to entering into his employment agreement.

Under the agreement, if Mr. Hanning’s employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed $700,000). In the event of such termination, all of Mr. Hanning’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such award that is a stock option or stock appreciation right will remain exercisable until the earlier of two years following termination and the original expiration date of such award. In the event his employment terminates due to death or disability, in addition to earned but unpaid compensation, Mr. Hanning or his estate, as applicable, would be entitled to a pro rated annual incentive award, if any, with respect to the year of termination.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment; provided, that if Mr. Hanning’s employment terminates due to the expiration of the period of employment and Mr. Hanning has complied with his obligations under his employment agreement, then Mr. Hanning will not be subject to the non-competition covenants following such expiration unless we exercise our right to subject Mr. Hanning to such obligations for one year following such expiration by paying Mr. Hanning an amount equal to his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated but in no event will the annual incentive compensation portion exceed $700,000.

Mr. Conforti

Employment Agreement.  In September 2009, we entered into an agreement with Mr. Conforti with a term expiring in September 2012. The agreement provides for a minimum base salary of $525,000, annual incentive compensation with a target amount equal to 100% of his base salary subject to meeting performance goals, annual long-term incentive compensation on terms as determined by the Committee, relocation assistance and employee benefits and perquisites generally available to our executive officers.

Under the agreement, if Mr. Conforti’s employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation award paid to Mr. Conforti with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be $525,000). In the event of such termination, all of Mr. Conforti’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement, and for two years following termination if his employment terminates before the expiration of his employment agreement.

Potential Payments on Termination or Change-in-Control

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2010.

			Continuation	Acceleration
			of Medical	of Awards
			Benefits	Under Equity	Total
			(present	and Incentive	Termination
	Termination Event	Cash	value)	Plan	Payments
Name	(a)	Severance ($)	($)	($)(b)	($)(c)
Mr. Holmes	Voluntary Retirement, Resignation or Involuntary Termination	0	411,323	0	411,323

	Death or Disability	0	411,323	23,592,481	24,003,804

	Termination without Cause or Constructive Discharge	10,121,748	411,323	23,592,481	34,125,552

	Qualifying Termination Following Change-in-Control	10,121,748	411,323	23,592,481	34,125,552

Mr. Ballotti	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0

	Death or Disability	0	N/A	8,837,240	8,837,240

	Termination without Cause or Constructive Discharge	2,288,000	N/A	3,661,482	5,949,482

	Qualifying Termination Following Change-in-Control	2,288,000	N/A	8,837,240	11,125,240

Mr. Danziger	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0

	Death or Disability	0	N/A	9,567,938	9,567,938

	Termination without Cause or Constructive Discharge	2,048,000	N/A	3,530,864	5,578,864

	Qualifying Termination Following Change-in-Control	2,048,000	N/A	9,567,938	11,615,938

Mr. Hanning	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0

	Death or Disability	0	N/A	9,540,757	9,540,757

	Termination without Cause or Constructive Discharge	2,580,000	N/A	4,166,325	6,746,325

	Qualifying Termination Following Change-in-Control	2,580,000	N/A	9,540,757	12,120,757

Mr. Conforti	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0

	Death or Disability	0	N/A	4,510,029	4,510,029

	Termination without Cause or Constructive Discharge	2,132,000	N/A	1,312,038	3,444,038

	Qualifying Termination Following Change-in-Control	2,132,000	N/A	4,510,029	6,642,029

(a)	Cash severance payable upon a change-in-control for the named executive officers assumes that the employment of such executives was terminated on a change-in-control as a termination without cause or constructive discharge.

(b)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2010 of $29.96. Table assumes all unvested equity awards to which the executive would be entitled were settled on December 31, 2010.

(c)	Amounts do not reflect whether any reduction in payments would apply by virtue of the golden parachute rules under Sections 280G and 4999 of the Code.

Accrued Pay.  The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.  The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.  The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our Equity and Incentive Plan.

•	A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive’s gross negligence in the performance of his duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•	Subject to the individual employment agreements, an executive suffers a constructive discharge if any of the following occur: any material breach or failure by us to fulfill our obligations under the executive’s employment agreement; any material reduction in base salary; or any material diminution to the executive’s authority, duties or responsibilities. For Mr. Holmes, constructive discharge also includes our decision not to renew his employment agreement; a relocation of over thirty miles; if he no longer serves as our CEO or reports to the Board; or is not nominated for election to our Board. For Mr. Hanning and Mr. Conforti, constructive discharge also includes a relocation of over fifty miles.

•	A without cause termination occurs if the executive’s employment is terminated by us other than due to death, disability or termination for cause. In addition, a without cause termination will also be deemed to have occurred for Mr. Holmes if an acquiring company does not agree to assume his employment agreement following a qualifying change in control or ownership.

Continuation of Medical Benefits.  Mr. Holmes’ agreement provides Mr. Holmes and his dependents with medical benefits through the end of the year during which he reaches age 75, subject to Mr. Holmes’ payment of required employee contributions, regardless of the termination event. The actuarial assumptions used to calculate continued medical benefits for Mr. Holmes include a discount rate of 5.54%; no mortality assumptions for Mr. Holmes, his spouse or children; and standard pre-retirement and post-retirement per capita costs for Mr. Holmes and his spouse and standard per capita costs for Mr. Holmes’ children.

Acceleration of Awards Under Equity and Incentive Plan.  Grants made to all eligible employees, including the named executive officers, under our Equity and Incentive Plan, fully vest on a change-in-control as defined in our Equity and Incentive Plan. Under the individual agreements for awards, all awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting. Under our Equity and Incentive Plan, a change-in-control generally means any person or persons (other than us, any fiduciary holding securities under a company employee benefit plan, or any of our subsidiaries) becomes the beneficial owner of 30 percent or more of our outstanding voting shares, a merger of Wyndham Worldwide or any of our subsidiaries is consummated with another company, or our stockholders approve a plan of liquidation of the company or all or substantially all of our assets are sold (and following each of the foregoing events, a majority of our pre-change-in-control Board does not constitute a majority of the surviving or purchasing entity’s board); or individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new Director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board.

Payments Upon Change-in-Control Alone.  For our named executive officers, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change-in-control as a constructive discharge or termination without cause. Grants made under our Equity and Incentive Plan fully vest on a change-in-control whether or not the executive’s employment is terminated.

Related Party Transactions

A member of Mr. Hanning’s family is a member of a law firm which has provided and continues to provide services to our vacation ownership business. Fees and expenses paid for such services were $212,400 in 2010 based on the firm’s customary rates.

Another member of Mr. Hanning’s family currently serves as a Senior Vice President, Sales of our vacation ownership business. This individual was hired in 1981, prior to Mr. Hanning’s employment. In 2010, this individual received total cash compensation consisting of base salary, commission and incentive compensation of $866,032 and was granted 11,996 restricted stock units. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other associates.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At this year’s annual meeting, we are asking our shareholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation (Say-on-Pay Vote).

We are conducting the Say-on-Pay Vote pursuant to federal legislation adopted in July 2010 which requires public companies to provide shareholders with the opportunity to cast an advisory vote to approve the compensation of the named executive officers at least once every three years.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.

Executive Compensation Program

Total Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	support a high-performance environment by linking compensation with performance;

•	attract, motivate and retain key executives who are crucial to our long-term success;

•	provide our executives with market competitive compensation consistent with comparable hotel and other service companies; and

•	support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

Program Highlights.  Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•	Our annual incentive compensation program awards are based on achievement of performance metrics which are aligned with key business objectives designed to drive short-term financial and operating performance and thus create value for our shareholders.

•	Equity awards granted to our named executive officers under our long-term incentive program constitute approximately 70% of their target annual total compensation. These awards are subject to multi-year vesting requirements (and commencing in 2011, with respect to a portion of these awards, performance requirements) and are designed to retain our executives and ensure that a significant portion of the executives’ compensation is tied to stock price performance.

•	Our executive officer stock ownership guidelines require our named executive officers to own common stock worth a specified multiple of base salary within the required time period. Our CEO is required to own common stock with a market value of at least four times his base salary, and our other named executed officers are required to own common stock with a market value of at least 2 times their base salary for as long as they are subject to the guidelines.

•	A significant portion (ranging from 40% to 45%) of total compensation for our executives is considered by us to be at-risk.

•	Our one-year total shareholder return (51%) and three-year total shareholder return (10%) both finished above median relative to peer groups recognized by one of the leading shareholder advisory services.

•	Our CEO’s employment agreement was amended in November 2009 to eliminate his right to receive severance solely upon the occurrence of a change-in-control. None of our executive officers are entitled to severance exceeding 2.99 times base salary and the executive’s highest annual incentive compensation paid to the executive in any of the three years preceding termination of employment not to exceed target.

•	None of our executive officers are entitled to any tax gross-up in connection with severance payments upon termination of employment. Additionally, our CEO’s ability to receive any tax gross-up payment in connection with a change-in-control was eliminated by the November 2009 amendment to his employment agreement.

•	The Committee is advised by an independent compensation consultant who benchmarks our executive compensation program against our peer group and advises the Committee on best practices for executive compensation.

We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2010 compensation of our named executive officers.

Exceptional Businesses.  As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business customers a broad suite of hospitality services and products across various accommodation alternatives and price ranges through our portfolio of world-renowned brands.

•	Our lodging business, Wyndham Hotel Group, is the world’s largest hotel company based on the number of properties, franchising in the upscale, midscale, economy and extended stay segments of the lodging industry and providing hotel management services for full-service hotels globally.

•	Our vacation exchange and rentals business, Wyndham Exchange & Rentals, is the world’s largest vacation exchange network based on the number of vacation exchange members and the world’s largest global marketer of professionally managed vacation rental properties based on the number of vacation rental properties marketed.

•	Our vacation ownership business, Wyndham Vacation Ownership, is the world’s largest vacation ownership business based on the number of resorts, units, owners and revenues.

Exceptional Performance.  We believe our executive compensation program for the named executive officers has been effective in providing the appropriate incentives for achieving the strong financial performance we have experienced in the midst of an extremely challenging economic environment. In 2010, Wyndham Worldwide built on its leadership position in each of its industry hospitality segments through superior execution by all of our businesses. Wyndham Worldwide’s strong management team increased shareholder value by focusing on maximizing cash flow, expanding our brand portfolio of fee-for-service businesses, augmenting our asset-light vacation ownership model, driving greater migration to web-based transactions in our exchange and rentals business and strengthening our franchisee value proposition in the hotel business.

Based on the strong operating performance of our business units and other factors, our earnings per share increased over 27% for the full year 2010 compared with 2009. We also tripled our dividend in 2010. In addition, our share price appreciated 49%. These factors, combined, resulted in a 51% total return to shareholders during 2010.

Recommendation for Approval

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

At this year’s annual meeting, we are asking our shareholders to cast a non-binding advisory vote regarding how frequently we should conduct a Say-on-Pay Vote.

As discussed above under Advisory Vote on Executive Compensation, federal legislation adopted in July 2010 now requires public companies to conduct an advisory shareholder vote to approve the compensation of their named executive officers at least once every three years. This legislation also requires that shareholders be given the opportunity, at least once every six years, to cast an advisory vote on whether the Say-on-Pay Vote should be held once every year, every two years or every three years (Say-on-Frequency Vote).

Because your vote is advisory, it will not be binding upon the Board. However, the Board values the opinions expressed by shareholders in these votes and will take into account the outcome of the vote when determining how frequently the Say-on-Pay Vote should be conducted in the future.

After consideration of the various frequency levels, the Board has determined for purposes of this vote that an annual Say-on-Pay Vote would be the most appropriate alternative for us at this time. Holding a Say-on-Pay Vote every year will allow our shareholders to provide us with direct input on our compensation strategy and practices and timely shareholder feedback may be taken into consideration as part of the compensation review process.

Based on these considerations, the Board is recommending that shareholders vote that the Say-on-Pay Vote be held EVERY YEAR. However, it is important to note that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board’s recommendation. The frequency which receives the highest number of votes cast by shareholders will be considered by the Board as the frequency that has been selected by shareholders. In the future, the Board may in its discretion decide to hold an advisory Say-on-Frequency Vote more often than once every six years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD THE SAY-ON-PAY VOTE EVERY YEAR

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2011. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as independent registered public accounting firm (auditors) for fiscal year 2011. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of our auditors but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.

Deloitte & Touche LLP served as our independent registered public accounting firm for 2010. No relationship exists between Deloitte & Touche LLP and us other than the usual relationship between auditor and client. Representatives of Deloitte & Touche LLP will be present at the annual meeting of shareholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure About Fees

The following table presents fees for professional audit services billed by Deloitte & Touche LLP for the integrated audit of our financial statements and internal control over financial reporting for the fiscal years ended December 31, 2010 and 2009, and as well as fees billed for other services rendered by Deloitte & Touche LLP during those periods.

Type of Fees	2010	2009

Audit Fees	$6,171,933	$6,564,226
Audit-Related Fees	$1,357,677	$516,773
Tax Fees	$4,845,033	$1,911,747
All Other Fees	$0	$0

Total	$12,374,643	$8,992,746

In the above table, in accordance with the SEC’s definitions and rules, audit fees are fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Form 10-K for fiscal year 2010, review of interim financial statements included in our Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2010 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; tax fees are fees billed for tax compliance, tax advice and tax planning; and all other fees are fees billed for any services not included in the first three categories.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, among its other duties, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves on an annual basis all audit, audit-related and tax services to be provided by the independent registered public accounting firm. On an ongoing basis, management communicates specific projects and categories of service other than relating to audit, audit-related and tax services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a quarterly basis, management reports to the Audit Committee regarding the actual fees incurred for all services provided by the independent registered public accounting firm. For 2010, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL
TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the 2011 annual meeting only if properly presented by or on behalf of the shareholder proponent. The Board of Directors has recommended a vote AGAINST the proposal for the reasons set forth below the proposal.

Shareholder Proposal Concerning Elimination of Classified Board of Directors

We have been advised that one of our shareholders intends to present a proposal at the 2011 Annual Meeting of Shareholders. The shareholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

We will furnish the name, address and stock ownership of the proponent promptly upon receiving an oral or written request to our Corporate Secretary. For the reasons set forth in its Statement in Opposition immediately following this shareholder proposal, our Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Shareholder Proposal

“PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Wyndham Worldwide Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors, and to require that, commencing no later than the annual meeting of 2013, all directors stand for elections annually.

SUPPORTING STATEMENT

This resolution, submitted by the Florida State Board of Administration with the assistance of the American Corporate Governance Institute, LLC, urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to FactSet Research Systems, between 2000 and 2009, the number of S&P 500 companies with classified boards declined from 300 to 164. Furthermore, according to Georgeson reports, there were 187 shareholder proposals to declassify boards during the five proxy seasons of 2006 through 2010. The average percentage of votes cast in favor of proposals to declassify exceeded 65% in each of these five years.

The significant shareholder support for proposals to declassify boards is consistent with evidence in academic studies that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005);

•	firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with high takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition, and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.”

Board of Directors’ Statement in Opposition to Shareholder Proposal

After careful consideration, the Board of Directors recommends a vote AGAINST the foregoing proposal. The classified Board structure has been in place since our spin-off from our former parent corporation in 2006, and since that time, the Board and the Corporate Governance Committee have regularly evaluated our corporate governance structure, policies and practices, including whether to maintain the classified Board structure, and have determined that the classified Board structure is appropriate and in the best interests of our shareholders for the following reasons:

•	Stability and continuity

•	Enhanced Board independence

•	Accountability to shareholders

•	Protection against abusive takeover tactics

Further, we believe that the stability, continuity and other benefits provided by our classified Board structure have contributed to the value of Wyndham Worldwide as evidenced by the company’s financial performance. Under the leadership of a classified Board, even when faced with challenging economic conditions, the company has consistently produced strong financial results for its shareholders which should not be overshadowed by the arguments of the Florida State Board of Administration. We believe there is no one-size-fits-all approach to Board structure, and in the case of Wyndham Worldwide, the classified Board structure has served shareholders well. For this reason and the reasons discussed below, the Board recommends that you vote against the declassification proposal.

Stability and Continuity.  Pursuant to our Amended and Restated Certificate of Incorporation (Certificate of Incorporation), our Board is divided into three classes, with each class serving a staggered three year term such that approximately one-third of our Board is up for election each year. This structure is designed to provide stability and continuity and ensure that, at any given time, there are Directors serving on our Board who have substantial knowledge of the company, our business and our strategic goals. The Board’s experience and specialized knowledge is particularly helpful for a company with diverse operations such as Wyndham Worldwide, which operates under three segments — lodging, vacation exchange and rentals and vacation ownership — each of which greatly benefits from a unique and developed knowledge base. The classified Board structure also contributes to more effective long-term planning and helps us attract and retain Director candidates who are willing to make long-term commitments of their time and energy and to invest the time necessary to become knowledgeable with respect to the company’s business, strategies and goals. We believe that an experienced, knowledgeable and committed Board is better equipped to make decisions that are in the best interests of our shareholders.

Enhanced Board Independence.  We believe that the independence of our non-management Directors is enhanced by serving three-year terms. This longer term of service makes our non-management Directors less susceptible to pressure from management or any special interest groups or potential short-term shareholders who might have an agenda contrary to long-term shareholder interests.

Accountability to Shareholders.  All of our Directors, regardless of whether they are up for election in a particular year, are required to uphold the same fiduciary duties to the company and our shareholders. Directors elected to three-year terms are not any more insulated from responsibility to shareholders than Directors elected annually, and therefore are equally accountable to shareholders.

Our Directors’ accountability to shareholders is further promoted by other measures adopted by the Board, including our majority voting Director resignation policy. Under this policy, as set forth in our Board’s Corporate Governance Guidelines, any nominee for Director who receives a greater number of withheld votes than votes for election is required to tender his or her resignation. The Corporate Governance Committee is then required to promptly consider and recommend to the Board whether to accept the resignation or to take some other action to address the underlying cause of the withheld votes.

To further promote accountability, our Board has implemented policies and procedures focused on the quality of our Directors and the effective functioning and regular evaluation of the Board, its committees and individual Directors. The Corporate Governance Committee is required to review each Director’s continuation on the Board on an annual basis, thereby providing the Committee with an opportunity to review Director performance and suitability. Our Board, in conjunction with the Corporate Governance Committee, is also required to conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, our Directors are required to notify the Corporate Governance Committee of any change in their business position so that the Committee may review the appropriateness of the Director remaining on the Board given the changed circumstances.

Protection Against Abusive Takeover Tactics.  A classified Board structure does not prevent unsolicited takeover attempts from resulting in a successful acquisition of a company. Instead, it may encourage a party seeking control of a company to initiate arm’s-length discussions with management and the Board, who may be in a position to negotiate a higher price or more favorable terms for shareholders. The classified Board structure enhances the Board’s ability to seek the best results for shareholders in a potential takeover situation by preventing the replacement of a majority of our Directors with hostile nominees at a single annual meeting. Because only approximately one-third of Directors are elected at any annual shareholders’ meeting, at least two annual meetings would be required to effect a change in a majority of our Directors, providing incumbent Directors with an opportunity to evaluate the adequacy and fairness of the unsolicited takeover attempt and with time and leverage to negotiate on behalf of all shareholders and weigh alternative methods of maximizing value for all shareholders. Further, as acknowledged in the Florida State Board of Administration’s proposal, it has been shown that premiums paid by bidders to shareholders of companies with structural defenses, including a classified board, are typically greater than premiums paid to shareholders of companies without these defenses (Bates, Becher and Lemmon (2008)).

Procedural Matters.  It is important to note that, if approved, this proposal would not automatically eliminate our classified Board structure. This proposal is non-binding and requests that the Board take the steps necessary to eliminate the classified Board structure. In order to eliminate the classified Board, a formal amendment to our Certificate of Incorporation would need to be recommended by the Board and submitted to shareholders for approval at a subsequent meeting of shareholders. The approval of an amendment to our Certificate of Incorporation would require the affirmative vote of the holders of at least eighty percent of the shares entitled to vote.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE AGAINST
THE ADOPTION OF THE SHAREHOLDER PROPOSAL

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 00000998291 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 James E. Buckman 02 George Herrera WYNDHAM WORLDWIDE CORPORATION ATTN: EVA POGORZELSKA 22 SYLVAN WAY PARSIPPANY, NJ 07054 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Advisory vote on the Wyndham Worldwide Corporation executive compensation program; The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3 Advisory vote on frequency of the advisory vote on executive compensation; The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2011; and The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 5 A shareholder proposal regarding elimination of the classified Board. NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

00000998292 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, 2010 Annual Report to Shareholders is/are available at www.proxyvote.com . WYNDHAM WORLDWIDE CORPORATION Annual Meeting of Shareholders May 12, 2011 2:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen P. Holmes and Scott G. McLester, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 12, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Wyndham Worldwide Corporation Employee Savings Plan Voting Instructions When casting your vote, you are directing the trustee of the Wyndham Worldwide Corporation Employee Savings Plan to vote the Wyndham Worldwide Corporation shares credited to your account under the Plan as of the Record Date of March 17, 2011 in accordance with your instructions and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, you are also affecting the way the trustee will vote shares held in the Plan as of the Record Date of March 17, 2011 that have not been voted by other participants. The trustee will vote these shares in the same proportion as those shares for which timely voting instructions are received. This proxy will be voted as directed by signature on the reverse side, or if no direction is indicated, will be voted in accordance with the recommendation of the Board of Directors specified on the reverse. Continued and to be signed on reverse side